Exhibit 21.1

Subsidiaries of BrightView Holdings, Inc.

Entity	Jurisdiction of Incorporation or Organization
Baytree, Inc.	Delaware
BrightView Chargers, Inc.	Delaware
BrightView Companies, LLC	California
Brightview Enterprise Solutions, LLC	Florida
BrightView Funding LLC	Delaware
BrightView Golf Maintenance, Inc.	California
BrightView Landscape Development, Inc.	California
BrightView Landscape Services, Inc.	Arizona
BrightView Landscape Services, Inc.	California
BrightView Landscape Services, Inc.	Colorado
BrightView Landscape Services, Inc.	Florida
BrightView Landscape Services, Inc.	Georgia
BrightView Landscape Services, Inc.	Nevada
BrightView Landscape Services, Inc.	Texas
BrightView Landscape Services ULC	British Columbia, Canada
BrightView Landscapes, LLC	Delaware
BrightView Tree Care Services, Inc.	California
E.I.I. Holding Co.	Delaware
Environmental Earthscapes, Inc.	Arizona
Greater Texas Landscapes, Inc.	Texas
GTI Landscape Development, Inc.	Nevada
Plumeria Insurance Co., Inc.	Hawaii
Southern Live Oak, LLC	Delaware
U.S. Lawns, Inc.	Florida
ValleyCrest Dominican Republic, SRL	Dominican Republic
ValleyCrest Holding Co.	Delaware
ValleyCrest International	Cayman Islands
Western Landscape Construction	Nevada
William A. Guthridge and Son, Inc.	California